Exhibit 99.1

Immune Pharmaceuticals Announces Adjournment of Special Meeting of Stockholders

Meeting adjourned in order to gather additional votes

Fort Lee, NJ (December 6, 2018) – Immune Pharmaceuticals, Inc. (OTCQB; IMNP) (“Immune” or the “Company”) a biopharmaceutical company developing novel therapeutic agents for the treatment of immunologic and inflammatory diseases, announced today that its Special Meeting of Stockholders, held on December 5, 2018, was adjourned until December 19, 2018, at 9:30 a.m. Eastern Time. The Adjourned Meeting will be held at the offices of the Company’s counsel, Lowenstein Sandler LLP, at One Lowenstein Drive, Roseland, New Jersey 07068.

A quorum was present for the authorization of the Special Meeting, as more than one-third of the issued and outstanding shares entitled to vote as of the record date were represented in person or by proxy. The stockholders entitled to vote approved the proposal to adjourn the Special Meeting (Proposal 2) to solicit additional proxies in the event that there were not sufficient proxies to approve Proposal 1, the proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock. There were approximately 22.1 million shares voted in favor of Proposal 1 and 8.1 million shares voted against, with 1.1 million abstaining.

Immune will continue to solicit proxies from stockholders during the period of the adjournment. Only stockholders of record on the record date of November 5, 2018 are entitled and are being requested to vote. No further action is required by any stockholder who has submitted his or her proxy card or otherwise voted. The Company’s Board of Directors and management respectfully request all such holders as of the record date who have not yet voted their shares to do so by 11:59 p.m. Eastern Time on Tuesday, December 18, 2018.

Tony Fiorino, MD, PhD, President and interim Chief Executive Officer of Immune, commented, “We are grateful for the participation we have seen thus far, which strongly supports the necessary increase in authorized shares. Unfortunately, not achieving the vote today does very likely expose the company to meaningful financial damages because we cannot issue shares to holders of our convertible securities who may wish to convert. Also, it may not be clear to our shareholders that the receipt of the remaining $3 million in funding from our October financing is dependent upon the increase in authorized shares, because our registration statement that was filed on November 21 cannot become effective until we have enough shares authorized. We hope to use the intervening two weeks to work on allowing our ex-US shareholders a chance to vote their shares, which I believe is an important goal that was not afforded to them at yesterday’s meeting.”

Shareholders may use their existing proxy to vote. Please see our definitive proxy statement on file with the Securities and Exchange Commission for instructions on how to vote your shares of common stock. Shareholders with any questions or in need of assistance in submitting a proxy or voting their shares, may contact Okapi Partners LLC at the address and telephone number set forth below:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor, New York, New York 10036

(888) 785-6707

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Important Information

This material may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders in connection with the Special Meeting. Immune has filed with the Securities and Exchange Commission and mailed to its stockholders a proxy statement in connection with the Special Meeting, and advises its stockholders to read the proxy statement and any and all supplements and amendments thereto because they contain important information. Stockholders may obtain a free copy of the proxy statement and other documents filed by Immune with the U.S. Securities and Exchange Commission at www.sec.gov. The proxy statement and these other documents may also be obtained upon request addressed to Immune's Corporate Secretary at Immune Pharmaceuticals, Inc., 1 Bridge Plaza North, Suite 270, Fort Lee, NJ 07024.

About Immune Pharmaceuticals, Inc.

Immune Pharmaceuticals Inc. is a biopharmaceutical company developing novel therapeutic agents for the treatment of immunologic and inflammatory diseases. Immune's lead program, bertilimumab, is a first-in-class, human monoclonal antibody that targets eotaxin-1, a chemokine that plays a role in immune responses and attracts eosinophils to the site of inflammation. By blocking eotaxin-1, bertilimumab may prevent the migration and activation of eosinophils and other cells, thus blocking an important inflammatory pathway active in a variety of allergic and immune diseases. Bertilimumab has shown promising clinical activity in bullous pemphigoid and has been studied in other conditions including allergic rhinitis and ulcerative colitis, and may have application in other diseases, including atopic dermatitis, asthma, and other diseases. Immune is also developing NanoCyclo, a nano-encapsulated formulation of cyclosporin, which is in late stage preclinical development for atopic dermatitis and psoriasis.  For more information, please visit http://www.immunepharma.com/ and connect with the Company on Twitter, LinkedIn, and Facebook .

Safe Harbor Statements Regarding Forward Looking Statements

The statements in this news release made by representatives of Immune relating to matters that are not historical facts, including without limitation, those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Immune's product candidates and the sufficiency of Immune's cash and other capital resources, Immune’s ability to fund its operations, the continued development by Immune of bertilimumab are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the U.S. or abroad, or Immune's ability to fund such efforts with or without partners. Immune undertakes no obligation to update any of these statements. In addition, there can be no assurance that Immune will be able to reduce expenses, capitalize on strategic alternatives, develop its assets, and generate value for shareholders. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Immune's filings with the Securities and Exchange Commission, including those discussed in Immune's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and periodic reports filed on Form 8-K.

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Investor Contact

Investors@immunepharma.com
SOURCE Immune Pharmaceuticals Inc.

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